EXHIBIT 99.1

Ascent Solar to Lead Solar America Team

Ascent Solar Technologies, Inc. (NASDAQ CAPITAL:ASTIU, BSE:AKC/U) has submitted a Letter of Intent (LOI) with the U.S. Department of Energy (DOE) as the lead team member representing an industry and academia partnership formed to accelerate commercialization of photovoltaic (PV) systems in response to the DOE’s Solar America Initiative (SAI). The Ascent Solar submittal of the LOI represents an indication to the DOE that Ascent Solar intends to submit an application for a Solar America Initiative Grant by October 2, 2006. The initial program award announcements for Phase 1 Grants are anticipated by year end 2006. Depending on the responses from industry and availability of appropriated funds, the DOE expects to make between 10 and 15 awards to industry teams at a maximum threshold level of $8 million for each team.  Additional information is available through the DOE website http://www.eere.energy.gov/solar/solar_america/about.html.

The SAI is an integral part of President Bush’s Advanced Energy Initiative which is designed to reduce the nation’s dependence on foreign sources of energy.  The stated DOE goal is to substantially accelerate development of U.S. produced PV systems so that PV-produced electricity reaches parity with conventional sources of electricity in all domestic grid-tied market sectors by 2015.  To that end, the DOE business strategy is to expand the U.S. installed capacity of domestic PV systems to 5-10 gigawatts by forming partnerships with U.S. industry teams in order to accelerate commercialization of PV system research and development (R&D).

The Ascent Solar team plans to focus on accelerating the manufacturing scale-up of its thin film PV technology and the associated roll-to-roll manufacturing processes to demonstrate significant reductions in PV module direct manufacturing costs to levels under $1/Watt.  In addition to the accelerated R&D aspects of the SAI program, Ascent Solar intends to also address the DOE installed capacity goals by accelerating plans for expanded manufacturing capacity in excess of 100 megawatts commencing in 2010 with completion planned for 2015.  Ascent Solar President and CEO, Matthew Foster, stated “the cost targets for the SAI program represent a factor of two reduction from present day PV systems which are dominated by crystalline silicon technology, and we believe Ascent Solar is positioned in the right place at the right time to lead the next generation, non-silicon, thin film technology into the future to achieve these ambitious goals.”

About Ascent Solar Technologies:

Ascent Solar Technologies, Inc. is a developer of state of the art, thin-film photovoltaic materials and modules and is located in Littleton, Colorado.  Please visit our website for additional information at www.ascentsolar.com

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the

Company’s actual operating results to be materially different from any historical results or from any future results expresses or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “believes,” “belief,” “expects,” “expect,” “intends,” “intend,” “anticipate,” “anticipates,” “plans,” “plan,” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with Securities and Exchange Commission

Contact:
PR Financial Marketing LLC
Jim Blackman, 713-256-0369 (Investor Relations)
jimblackman@prfinancialmarketing.com